Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Arbitron Inc.:

     We consent to the use of our report dated January 22, 2002, with respect to the consolidated balance sheets of Arbitron Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Baltimore, Maryland May 23, 2002